Exhibit 21.01

LOEWS CORPORATION

Subsidiaries of the Registrant

December 31, 2005

Organized Under
Name of Subsidiary	Laws of		Business Names

CNA Financial Corporation	Delaware	)
CNA National Warranty Corporation	Arizona	)
The Continental Corporation	New York	)
Continental Casualty Company	Illinois	)
CNA Casualty of California	California	)
CNA Surety Corporation	Delaware	)
Continental Assurance Company	Illinois	)
The Continental Insurance Company	South Carolina	)
Commercial Insurance Company of Newark, New Jersey	New Jersey	)	CNA Insurance
Firemen’s Insurance Company of Newark, New Jersey	New Jersey	)
First Insurance Company of Hawaii	Hawaii	)
National Ben Franklin Insurance Company of Illinois	Illinois	)
Pacific Insurance Company	Illinois	)
The Buckeye Union Insurance Company	Illinois	)
The Fidelity & Casualty of New York	South Carolina	)
The Glens Falls Insurance Company	Illinois	)

Lorillard, Inc.	Delaware	)	Lorillard
Lorillard Tobacco Company	Delaware	)

Diamond Offshore Drilling, Inc.	Delaware	)	Diamond Offshore
Drilling, Inc.

The names of certain subsidiaries which, if considered as a single subsidiary, would not constitute a “significant subsidiary” as defined in Regulation S-X, have been omitted.